EXHIBIT 10(III)A(5)

June 17, 2004

Wesley E. Wittich

2328 Deerfield Chase

Conyers, GA 30013

Dear Wes:

I am pleased to confirm our offer to you of the position of Senior Vice President, Audit and Risk Management for Acuity Brands, Inc. (“Acuity” or “Acuity Brands”). This is an exciting opportunity for you, and I am confident that you will have a significant impact on the future success of the Corporation. This letter confirms the details of our offer.

EFFECTIVE DATE

You will assume the duties of your new position effective July 1, 2004.

COMPENSATION

Base Salary

Your base salary will be $25,833 per month, paid on a monthly basis and based on an annual salary of $310,000. Your compensation will be administered through the Acuity Brands Lighting payroll through December 31, 2004. You will be transferred to the Acuity Specialty Products payroll for Peachtree employees effective January 1, 2005.

Annual Incentive Plan

Your fiscal year 2004 bonus will be based on the criteria promulgated under the Acuity Brands Lighting program for fiscal year 2004. Starting in fiscal year 2005, you will participate in the Acuity Brands, Inc. Management Compensation and Incentive Plan, currently providing a bonus opportunity of 45% of salary at target.

Long-Term Incentive Plan

You will participate in the Acuity Brands, Inc. Long-Term Incentive Plan under the terms of the Plan and will have the opportunity for awards calculated as a percentage of your base salary and determined both by your position in Tier 1 of the award structure and by your contribution to Acuity Brands. Your base salary will be used as a basis for any annual award that may be granted beginning in fiscal year 2005.

Retirement Plans

You will be eligible to participate in the Acuity Brands, Inc. 401(k) Plan, which currently includes a company match of 60% of deferrals up to 6% of salary.

Upon your election as an executive officer of Acuity Brands effective as of July 1, 2004, you will be eligible to participate in the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan (the “SERP”). Your benefits under the SERP will be determined pursuant to the standard provisions of the SERP in accordance with the effective date of your eligibility.

Deferred Compensation Plan

You will be eligible to participate in the Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “SDSP” or “Plan”) under the standard provisions of the Plan. Under the current provisions of the SDSP, you may defer up to 50% of your annual cash compensation (base salary and bonus), which earns interest at the prime rate, and you may defer 50% or 100% of restricted stock awards. (As an executive officer with eligibility for the SERP, you will not be eligible to receive the company contribution or match under the SDSP.)

Medical, Life Insurance, and Other Employee Benefits

You will be eligible to participate in the medical, dental, life insurance, disability, and other benefit programs generally made available to employees of Acuity Brands, which include:

Medical

Prescription Drug Plan

Life Insurance

Short-Term Disability

Long-Term Disability

Flex Benefit Program

Voluntary Dental Program

Voluntary EyeMed Program

Vacation

You will be entitled to four (4) weeks vacation per calendar year.

Employment at Will/Severance Payments/Change in Control

Your employment will be at will and may be terminated by either Acuity Brands, Inc. or by you at any time for any reason, with or without notice. Except in the event of a termination in connection with a Change in Control of Acuity Brands, Inc. (as defined in the Severance Protection Agreement that will cover you), you will be covered by a

Severance Agreement consistent with those provided other senior vice presidents of the Corporation, which provides you a severance benefit in the event your employment in this position is terminated for any reason other than voluntary termination (including early or normal retirement), termination upon death or Disability (as defined below), or termination by Acuity Brands, Inc. for Cause (as defined in the Severance Agreement).

With respect to Change in Control situations, you will be covered by a Severance Protection Agreement with the same provisions as are generally applicable to officers of Acuity Brands at a multiple of two times base salary. In the event of your termination in connection with a Change in Control that entitles you to benefits under the Severance Protection Agreement, you will receive the greater of the payments and benefits provided under the Severance Protection Agreement or the severance payment described above.

The base salary, annual incentive, long-term incentive, nonqualified retirement benefits, and any severance payment will be structured to ensure the tax deductibility to Acuity Brands, Inc. of the payments and benefits under the Internal Revenue Code of 1986.

We look forward to your joining Acuity Brands and to a long and mutually satisfactory relationship. This letter outlines your employment relationship with Acuity Brands; if you agree with the employment terms as outlined above, please sign and date both copies of this letter agreement and return one copy to me at your earliest convenience.

Sincerely,

/s/ Vernon J. Nagel

Vernon J. Nagel

Vice Chairman and Chief Financial Officer

ACCEPTED AND AGREED TO THIS

17 DAY OF JUNE, 2004.

/s/ Wesley E. Wittich

Wesley E. Wittich